Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement and related prospectus of Arkados Group, Inc. listed below of our report dated September 13, 2010, with respect to the consolidated financial statements of Arkados Group, Inc. included in this Annual Report (Form 10-K) for the year ended May 31, 2010:

Registration Statement No 333-157853 on Form S-8

/s/ Sherb & Co., LLP

New York, New York

September 13, 2010